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STRUCTURED PRODUCTS	Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-133007 Dated July 3, 2006

THESE NOTES MAY BE SUITABLE FOR INVESTORS WHO:	THESE NOTES MAY NOT BE SUITABLE FOR INVESTORS WHO:
Seek an investment that provides 100% principal protection when held to maturity	Do not seek exposure to a diversified basket of equity indices from the US, Japan, Europe and China

Seek diversified exposure global equity indexes from the US, Japan, Europe and China	Are unwilling to hold the Notes until maturity

Seek a minimum guaranteed return paid at maturity	Seek current income from investments

Seek unlimited upside potential on the return of the Note	Seek an investment for which there will be an active secondary market

Do not seek current income from the Notes	Prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings

Do not want exposure to the local currencies associated with the international equity indexes	Seek local currency exposure associated with the international equity indexes

Risk Considerations:

The Notes are subject to significant risks not associated with conventional fixed rate or floating rate debt securities.

Prospective investors should carefully review the pricing supplement and prospectus supplement associated with this offering and prospectus dated April 5, 2006. Prospective investors should pay careful attention to those sections marked “Risk Factors” within those documents.

It is suggested that prospective investors reach an investment decision only after careful consideration with their financial, legal, accounting, tax and other advisors regarding the suitability of the Notes in light of their particular circumstances.

These Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other US federal or state government agency.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, the prospectus supplement and the pricing supplement for more complete information about the issuer and this offering. You may get these items for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, prospectus supplement or pricing supplement if you request it by calling toll free, 1-888-800-4722.

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Free Writing Prospectus Filed
Pursuant to Rule 433
Registration No. 333-133007
Dated July 3, 2006

HSBC Global Opportunity Notes
Due January 27, 2010

OVERVIEW OF NOTES

3.5 Year Note Term

100% principal protected, if held to maturity

9% Minimum Return at maturity

Issued by HSBC USA Inc.

TRANSACTION DETAILS

Offering Period End Date:	July 19, 2006 at 4pm

Pricing Date:	July 20, 2006

Initial Settlement Date:	July 27, 2006

Observation Dates:	The 20th calendar day of each January, ending January 2010

Maturity Date:	January 27, 2010

At maturity, the investor receives the principal plus a return equal to the greater of:

1) The arithmetic average of the annual closing level of each basket component over the term of the Note minus its respective initial level, divided by its respective initial level, equally weighted across all basket components; and

2) The minimum guaranteed return of 9%

BENEFITS

Diversified Equity Exposure — The Notes provide broad exposure  to major equity indices in the US, Japan, Europe and China.

Principal Protection — The Note is 100% principal protected at maturity.

Minimum Guaranteed Return — Investors will receive a minimum guaranteed return of 9% if the performance of the underlying basket has not appreciated by more than 9% by the Maturity Date.

Growth Potential — The upside appreciation in the Notes is uncapped.

PRODUCT DESCRIPTION

These HSBC Notes are principal guaranteed if held to maturity and provide the Investor with a platform to gain access to four major equity markets across the globe.  Gaining this kind of exposure with the additional benefits of principal protection helps to lower portfolio volatility while improving overall diversification.

BASKET COMPONENTS

[GRAPHIC]	• The S&P 500® Index (25%) • Hang Seng China Enterprises IndexTM (25%) • The Nikkei 225 Stock AverageSM (25%) • Dow Jones EURO STOXX 50® Index (25%)

SCENARIO ANALYSIS AT MATURITY

Basket Return		Note Return
40% 30% 20% 10%	100% X Basket Return	40% 30% 20% 10%

5% 0%	Minimum Guarantee	9% 9%

-10% -20% -30% -40%	100% Principal Protection + Minimum Guarantee	9% 9% 9% 9%

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